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                                                                    EXHIBIT 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                       COAST LITIGATION TRUST ANNOUNCES
                               FILING OF APPEAL

          PASADENA, Calif., February 7, 2002 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the "Trust") announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), on February 4, 2002, Coast Federal filed an appeal with the United States Court of Appeals for the Federal Circuit (the "Court of Appeals").

          Coast Federal's appeal seeks reversal of the Claims Court's December 28, 2000 opinion and order that the regulatory capital arising from Coast Federal's contractual capital credit was not permanent but rather amortized over
12.7 years, which opinion and order led to the Claims Court's October 18, 2001 entry of judgment in favor of the government. Coast Federal maintains that the government's breach of Coast Federal's contractual right to a permanent, nonamortizing $299 million capital credit inflicted substantial damages that Coast Federal will pursue in full on remand if the Appeals Court accepts Coast Federal's view of the scope of its contractual rights.

          As previously disclosed, if the Court of Appeals upholds the Claims Court's December 28, 2000, ruling that the regulatory capital arising from Coast Federal's contractual capital credit was not permanent but rather amortized over
12.7 years, and Coast Federal does not seek or does not obtain certiorai to the United States Supreme Court, or having obtained certiorai does not obtain a favorable Supreme Court ruling, no award of monetary damages will be made to Coast Federal, and therefore no monetary payment will be possible from the Trust to certificateholders.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##